CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-173173 on Form S-8 of our report dated June 28, 2012, relating to the financial statements and supplemental schedule of the Huntington Ingalls Industries Financial Security and Savings Program appearing in this Annual Report on Form 11-K for the nine months ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Richmond, Virginia
June 28, 2012